Exhibit 99.1

Item 6.  Selected Financial Data
(in thousands, except per share data)

                                                             Year Ended December 31,
                                              2004       2003       2002        2001      2000
                                            ________   ________   ________   ________   ________
Net sales                                   $976,255   $729,806   $602,707   $570,914   $656,487
Income from operations                        89,548     56,876     46,770     34,806     57,458
Interest expense                              12,915     13,096      8,283     13,351     17,267
Income before income taxes                    81,479     44,465     39,046     21,583     40,948
Income taxes                                  31,768     17,562     15,615      8,741     16,584
Net income from continuing operations         49,711     26,903     23,431     12,842     24,364


Net income from continuing operations per
    share - Basic                           $   1.69   $   1.12   $   1.02   $    .68   $   1.29
Weighted average shares
    outstanding-Basic                         29,362     24,143     22,921     18,886     18,866

Net income from continuing operations per
    share - Diluted                          $  1.68   $   1.11   $   1.00   $    .67   $   1.28
Weighted average shares
    outstanding-Diluted                       29,596     24,387     23,279     19,159     19,028

Cash dividends per common share             $   .146   $   .117   $   .103   $   .090   $   .077

Current assets                              $379,607   $249,450   $202,994   $166,615   $187,594
Current liabilities                          137,352     98,756     64,748     61,551     55,187
Total assets                                 957,701    777,743    576,568    535,040    556,046
Total debt                                   310,039    242,250    166,932    212,275    255,853
Shareholders' equity                         453,743    394,181    293,117    218,347    208,348

Capital expenditures                        $ 24,330   $ 22,050   $ 15,294   $ 13,697   $ 19,441
Depreciation                                  22,883     20,979     18,993     17,975     16,813
Amortization                                   1,315        804        554      4,025      3,776

Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations

The following Management's Discussion and Analysis of Financial
Condition and Results of Operations should be read in conjunction with the Company's consolidated financial statements and notes thereto included in Item 8 of this Form 10-K.

Overview

The consolidated financial statements present the financial condition of the Company as of December 31, 2004 and 2003, and the consolidated results of operations and cash flows of the Company for the years ended December 31, 2004, 2003 and 2002.

On January 27, 2005, the Company sold the assets of its Milcor subsidiary (which included Portals Plus). Milcor produced roof access doors. In fiscal 2004, Milcor had net sales of $38.4 million and income before taxes of $1.8 million. The financial information and other data herein regarding the Company reflects the presentation of the Milcor business as a discontinued operation.

The Company is organized into three reportable segments - Building Products, Processed Metal Products and Thermal Processing. The Company also held equity positions in two joint ventures as of December 31, 2004.

The Building Products segment processes sheet steel to produce a wide variety of building and construction products. This segment's products are sold to major retail home centers, such as The Home Depot, Lowe's, Menards, and Wal-Mart. During 2004, the Company strengthened its position in the Building Products market through the acquisition of Renown (acquired January 1, 2004). This strategic acquisition enabled the Company to broaden its geographic markets, solidify product offerings, strengthen customer relationships and added approximately $9.5 million to the Company's consolidated net sales for 2004. In 2005, the Company believes the ongoing trend of increased use of metal building products will continue because of favorable environmental characteristics, cost efficiency and architectural design enhancements.

The Processed Metal Products segment produces a wide variety of cold-rolled strip steel products, coated sheet steel products, powdered metal products and strapping products. This segment primarily serves the automotive industry's leaders, such as General Motors, Ford, Chrysler, and Honda. This segment also serves the automotive supply and commercial and residential metal building industry, as well as the power and hand tool and hardware industries. During 2004, the Company strengthened its Processed Metal Products segment through its acquisition of SCM Metal Products, Inc. (acquired June 1, 2004) which added approximately $34.8 million to the Company's consolidated net sales for 2004. The automotive market is a very important part of the Company's Processed Metal Products segment. In 2005, the Company plans to continue its longstanding relationships with the domestic automotive manufacturers, as well as enhance its present relationships with the transplant automobile manufacturers and their suppliers.

The Thermal Processing segment provides a wide array of processes which refine the metallurgical properties of customer-owned metal products for a variety of consumer and industrial applications where critical performance characteristics are required. This segment services such customers as General Motors, Ford, Eaton Corporation, Dana Corporation, and International Truck. In 2005, the Company believes the growing trend in the outsourcing of thermal processing operations will continue and that its thermal processing facilities are strategically located to meet the needs of customers from a geographically diverse base of operations.

The following table sets forth the Company's net sales by reportable segment for the period ending December 31:

                                                 (in thousands)
                                                 ______________
                                       2004           2003           2002
                                     ________       ________       ________
Net sales

   Building products                 $477,316       $371,957       $249,754
   Processed metal products           395,287        268,512        272,796
   Thermal processing                 103,652         89,337         80,157
                                     ________       ________       ________
Total consolidated net sales         $976,255       $729,806       $602,707
                                     ________       ________       ________

Year ended December 31, 2004 compared to year ended December 31, 2003

Consolidated

Net sales increased by approximately $246.4 million, or 33.8%, to $976.3 million in 2004, from $729.8 million in 2003. The increase in net sales was attributable to price increases we implemented due to increases in raw material prices and increased sales volumes. The increase in sales volumes resulted primarily from implementing our strategy of using our national manufacturing, marketing and distribution capabilities to sell products from a greater number of product lines to both new and existing customers, especially national customers, and from offering product extensions and design enhancements to existing product lines, particularly in our Building Products segment. Our net sales also increased due to the addition of net sales of SCM Metal Products, Inc. (acquired June 1, 2004), a full year's results from Air Vent (acquired May 1, 2003) and Construction Metals (acquired April 1, 2003), and the addition of net sales of Renown (acquired January 1, 2004), which together contributed approximately $84.3 million in additional sales in 2004.

Cost of sales increased by approximately $187.8 million, or 32.0%, to $775.0 million in 2004, from $587.1 million in 2003. This increase was primarily due to higher sales volumes resulting from the expanded penetration noted above, along with the increased cost of steel and other metals used in our products. The 2004 acquisitions of SCM Metal Products, Inc. and Renown and a full year's results from Construction Metals and Air Vent contributed $65.7 million of the increase in cost of sales. Cost of sales as a percentage of net sales decreased to 79.4% in 2004 from 80.5% in 2003. The increase in gross margins was attributable to higher selling prices and improved fixed cost absorption due to higher unit volumes.

Selling, general and administrative expense increased by approximately $25.9 million, or 30.2%, to $111.7 million in 2004, from $85.8 million in 2003. This increase was due primarily to the addition of costs from the SCM Metal Products, Inc. and Renown acquisitions, a full year of expenses for Construction Metals and Air Vent, increased costs of compliance with the provisions of the Sarbanes-Oxley Act, increased incentive compensation relating to an increase in operating income and net sales, and increased advertising and commissions. As a percentage of net sales, selling, general and administrative expense decreased to 11.4% in 2004 from 11.8% in 2003 as a result of the higher net sales in 2004.

Interest expense of $12.9 million in 2004 was comparable to interest expense of $13.1 million in 2003.

Equity in income of partnerships increased $4.1 million to $4.8 million in 2004 from $0.7 million in 2003. The increase is the result of a full year of earnings from our investment in Gibraltar DFC Strip Steel LLC (investment made in December 2003).

As a result of the foregoing, income from continuing operations before taxes increased by $37.0 million, or 83.2%, to $81.5 million in 2004 from $44.5 million in 2003.

Income taxes related to continuing operations approximated $31.8 million in 2004, based on a 39.0% effective rate compared with a 39.5% effective rate in 2003.

Net income from discontinued operations, which reflects the results of our Milcor subsidiary, was $1.0 million in 2004, compared to $50,000 in 2003.

Segment information

Building Products. Net sales increased by approximately $105.3 million, or 28.3%, to $477.3 million in 2004 from $372.0 million in 2003. The increase in net sales was the result of expanded sales penetration due to the factors described in "- Consolidated" above. In addition, a full year's results from Air Vent and Construction Metals and the net sales of Renown resulted in additional sales of $49.6 million in 2004.

Income from operations increased by approximately $20.2 million, or 51.8%, to $59.1 million in 2004 from $38.9 million in 2003. Operating margin increased to 12.4% of net sales in 2004 compared to 10.5% in 2003. The increase in gross margins was attributable to higher selling prices and improved fixed cost absorption due to higher unit volumes.

Processed Metal Products. Net sales increased by approximately $126.8 million, or 47.2%, to $395.3 million in 2004 from net sales of $268.5 million in 2003. This increase was primarily a function of increases in our selling prices due to the rise in overall metal prices in 2004 and of higher sales volumes, particularly in sales of our coated steel and painted products. In addition, the SCM Metal Products, Inc. business added approximately $34.8 million to the segment's net sales in 2004.

Income from operations increased by approximately $18.4 million, or 72.8%, to $43.6 million in 2004 from $25.2 million in 2003. Operating margin increased to 11.0% of net sales in 2004, compared to 9.4% in 2003. The increase in gross margins was attributable to higher selling prices and improved fixed cost absorption due to higher unit volumes.

Thermal Processing. Net sales increased by approximately $14.3 million, or 16.0%, to $103.7 million in 2004 from $89.3 million in 2003. The increase in net sales was due primarily to improvements to the overall economy during the year.

Income from operations increased by approximately $4.3 million, or 46.3%, to $13.7 million in 2004 from $9.4 million in 2003. Operating margin increased to 13.2% of net sales in 2004, compared to 10.5% of net sales in 2003, primarily due to increased capacity utilization at our plants, which lowered per unit costs.

Year ended December 31, 2003 compared to year ended December 31, 2002

Consolidated

Net sales increased by approximately $127.1 million, or 21.1%, to $729.8 million in 2003, from $602.7 million in 2002. The increase in net sales was primarily due to the addition of net sales of B&W Heat Treating (acquired July 1, 2002), Construction Metals (acquired April 1, 2003) and Air Vent (acquired May 1, 2003), which contributed approximately $87.9 million in additional sales in 2003. The remaining increase in net sales was the result of expanded sales penetration achieved by using our national manufacturing, marketing and distribution capabilities to sell products from a greater number product lines to both existing and new customers, as well as through product extensions and design enhancements to existing product lines. Increases in net sales in our Building Products and Thermal Processing segments more than offset decreases in our Processed Metal Products segment, as explained below.

Cost of sales increased by approximately $102.9 million, or 21.2%, to $587.1 million in 2003 from $484.2 million in 2002. This increase was primarily due to higher sales volume as a result of the B&W Heat Treating, Construction Metals and Air Vent acquisitions. Cost of sales as a percentage of net sales remained relatively constant at 80.4% in 2003, compared to 80.3% in 2002.

Selling, general and administrative expense increased by approximately $14.1 million, or 19.7%, to $85.8 million in 2003, from $71.7 million in 2002. This increase was due primarily to the addition of costs from the 2003 acquisitions. Selling, general and administrative expense as a percentage of net sales decreased to 11.8% in 2003 from 11.9% in 2002. This decrease was primarily due to the impact of our recent acquisitions, which have lower selling, general and administrative costs as a percentage of net sales than our existing operations.

Interest expense increased by approximately $4.8 million in 2003, primarily due to an increase in debt used to finance the 2003 acquisitions of Construction Metals and Air Vent and our 50% interest in Gibraltar DFC Strip Steel, LLC.

As a result of the foregoing, income from continuing operations before taxes increased by $5.4 million, or 13.9%, to $44.5 million in 2003 from $39.1 million in 2002.

Income taxes approximated $17.6 million in 2003, based on a 39.5% effective rate, compared with a 40% effective rate in 2002.

Net income from discontinued operations, which reflects the results of our Milcor subsidiary, was $50,000 in 2003 compared to $423,000 in 2002.

Segment information

Building Products. Net sales increased by approximately $122.2 million, or 48.9%, to $372.0 million in 2003 from $249.8 million in 2002. The increase in net sales was due primarily to the addition of net sales of Construction Metals (acquired April 1, 2003) and Air Vent (acquired May 1, 2003), which contributed approximately $82.4 million in additional net sales in 2003. The remaining increase in net sales was the result of expanded sales penetration due to the factors described under "- Consolidated" above.

Income from operations increased by approximately $20.4 million, or 110.2%, to $38.9 million in 2003 from $18.5 million in 2002. Operating margin increased to 10.5% of net sales in 2003, compared to 7.4% in 2002, primarily due to the higher income from operations of the 2003 acquisitions, and was partially offset by increases in raw material costs during 2003.

Processed Metal Products. Net sales decreased by approximately $4.3 million, or 1.6%, to $268.5 million in 2003 from $272.8 million in 2002. This decrease was primarily due to decreases in automotive production levels by the Big Three automotive manufacturers. which had higher sales volumes but produced fewer vehicles, as well as reduced sales to steel service centers attributable to the reduction in processed steel demand for use in commercial building industry applications.

Income from operations decreased by approximately $7.1 million, or 21.9%, to $25.2 million in 2003 from $32.3 million in 2002. Operating margins decreased to 9.4% of net sales in 2003, compared to 11.8% in 2002, primarily due to higher raw material, transportation, workers' compensation and fringe benefit costs.

Thermal Processing. Net sales increased by approximately $9.2 million, or 11.5%, to $89.3 million in 2003 from $80.2 million in 2002. This increase was due primarily to the addition of a full year of net sales of B&W Heat Treating (acquired July 1, 2002), which contributed approximately $5.5 million in additional net sales in 2003. The remaining increase in net sales was primarily the result of increased sales penetration by our new brazing operation in Fairfield, Ohio.

Income from operations decreased by approximately $0.5 million, or 5.2%, to $9.4 million in 2003 from $9.9 million in 2002. Operating margin decreased to 10.5% of net sales in 2003 compared to 12.4% of net sales in 2002, primarily due to higher material, utility, workers' compensation and fringe benefit costs as a percentage of net sales.

Critical Accounting Policies

The preparation of the financial statements in conformity with U.S. generally accepted accounting principles requires management to make decisions based upon estimates, assumptions, and factors it considers relevant to the circumstances. Such decisions include the selection of applicable principles and the use of judgment in their application.

Our most critical accounting policies include:

o valuation of accounts receivable, which impacts selling, general and administrative expense;

o    valuation of inventory, which impacts cost of sales and gross margin;

o    revenue recognition, which impacts net sales;

o the allocation of the purchase price of our acquisition-related assets and liabilities, which affects our depreciation and amortization costs; and

o the assessment of recoverability of goodwill and other intangible and long-lived assets, which impacts write-offs of goodwill, intangibles and long-lived assets.

Management reviews the estimates, including, the allowance for doubtful accounts and inventory reserves on a regular basis and makes adjustments based on historical experiences, current conditions and future expectations. Management believes these estimates are reasonable, but actual results could differ from these estimates.

Valuation of accounts receivable. Our accounts receivable represent those amounts that have been billed to our customers but not yet collected. We record an allowance for doubtful accounts based on the portion of those accounts receivable that we believe are potentially uncollectible based on various factors, including historical experience, creditworthiness of customers and current market and economic conditions. If the financial condition of customers were to deteriorate, resulting in impairment of their ability to make payments, additional allowances may be required. Changes in judgments on these factors could impact the timing of costs recognized.

Valuation of inventories. We state our inventories at the lower of cost or market. We determine the cost basis of our inventory on a first-in-first-out basis using either actual costs or a standard cost methodology that approximates actual cost. We regularly review inventory on hand and record provisions for obsolete and slow-moving inventory based on historical and current sales trends. Changes in product demand and our customer base may affect the value of inventory on hand, which may require higher provisions for obsolete inventory.

Revenue recognition. We recognize revenue when all of the following have occurred: products are shipped or service is provided, the customer takes ownership and assumes the risk of loss, collection of the relevant receivable is probable, persuasive evidence of an arrangement exists and the sales price is fixed or determinable. We treat sales returns, allowances and customer incentives as reductions to sales, and we accrue for those items based on historical experience and current estimates of future sales, revising our estimates throughout the year when necessary.

Allocation to purchase price of acquired assets and liabilities. When we acquire a new business, we must allocate the purchase price to the assets acquired and the liabilities assumed in the transaction at their respective estimated fair market values. We record any premium over the fair market value of the net assets acquired as goodwill. The allocation of the purchase price involves judgments and estimates both in characterizing the assets and in determining their fair market value. The way we characterize the assets has important implications, as long-lived assets, for example, are depreciated or amortized, whereas goodwill is tested annually for impairment, as explained below. With respect to determining the fair market value of assets, the most difficult estimations of individual fair market values are those involving long-lived assets, such as property, plant and equipment and identified intangible assets. We use all available information to make these fair market value determinations and, for major business acquisitions, engage an independent valuation specialist to assist in the fair market value determination of the acquired long-lived assets. Due to the subjectivity inherent in determining the estimated fair market value of long-lived assets and the significant number of business acquisitions that we have completed, we believe that the recording of acquired assets and liabilities is a critical accounting policy.

We have not yet completed the purchase price allocation with respect to the assets we acquired and liabilities we assumed in the AMICO acquisition. Significant judgments will be necessary to determine the fair market value of the intangible assets and property, plant and equipment acquired in that acquisition.

Depreciation, amortization and impairment testing of long-lived assets. We depreciate long-lived assets with estimated useful lives over those useful lives in proportion to the economic value consumed. We amortize intangible assets with estimable useful lives (which consist primarily of acquired customer lists, non-competition agreements and unpatented technology) over those estimated useful lives in proportion to the economic benefit consumed.

We test long-lived assets for impairment when events or changes in circumstances indicate that the carrying amount of those assets may not be recoverable and exceed their fair market value. This circumstance exists if the carrying amount of the asset in question exceeds the sum of the undiscounted cash flows expected to result from the use of the asset. The impairment loss would be measured as the amount by which the carrying amount of a long-lived asset exceeds its fair market value as determined by discounted cash flow method or in the case of negative cash flow, an independent market appraisal of the asset.

Goodwill impairment testing. We test goodwill annually for impairment (or more often if indicators of impairment exist) at the reporting unit level by comparing the fair market value of the reporting unit with its carrying value. A reporting unit is either the same as, or one level below, an operating segment. We have more reporting units than operating segments, and our reporting units change over time. The primary valuation method for determining the fair market value of the reporting unit is a discounted cash flow analysis. If the goodwill is indicated as being impaired (i.e., the fair market value of the reporting unit is less than the carrying amount), the fair market value of the reporting unit is then allocated to its assets and liabilities in a manner similar to a purchase price allocation in order to determine the implied fair market value of the reporting unit goodwill. This implied fair market value of the reporting unit goodwill is then compared with the carrying amount of the reporting unit goodwill, and, if it is less, we then recognize an impairment loss.

The projection of future cash flows for the goodwill impairment analysis requires significant judgments and estimates with respect to future net sales related to the assets and the future cash outlays related to those net sales. Actual net sales and related cash flows, changes in anticipated net sales and related cash flows or use of different assumptions or discount rates could result in changes in this assessment.

Liquidity and Capital Resources

The Company's principal capital requirements are to fund its operations, including working capital, the purchase and funding of improvements to its facilities, machinery and equipment and to fund acquisitions.

The Company's shareholders' equity increased by approximately $59.6 million or 15.1%, to $453.7 million, at December 31, 2004. This increase was primarily due to net income of $50.8 million, including earnings from the Company's 2004 acquisitions, the receipt of $5.0 million in net proceeds from the Company's common stock offering in January 2004, as well as proceeds of $4.5 million from the exercise of stock options.

During 2004, the Company's working capital increased $91.6 million, or 60.8%, to approximately $242.3 million. The increase in working capital was primarily the result of an increase in inventory of $99.7 million, driven by the current year acquisitions of Renown, SCM and Portals Plus and increases in raw material cost, and accounts receivable of $43.4 million, as a result of increased sales and the aforementioned acquisitions, partially offset by increases in accounts payable of $20.9 million, due to the current year acquisitions and increased material costs, and accrued expenses of $22.9 million due to increased incentive compensation, rebates, and federal taxes payable, along with a decrease in cash of $18.1 million. The remaining change in working capital was primarily the result of increases in other current assets of $5.2 million, and a decrease in the current portion of long-term debt of $5.2 million.

The Company purchased all of the outstanding capital stock of Renown on January 12, 2004, and Portals Plus on August 13, 2004 (which was disposed of with Milcor on January 27, 2005) and purchased the assets of SCM on June 1, 2004. The Company paid approximately $65.5 million in cash for these acquisitions.

The Company's primary source of liquidity is its revolving credit facility and term notes. Net cash used in continuing operating activities for the year ended December 31, 2004 was $1.8 million and primarily represents net income from continuing operations plus non-cash charges for depreciation and amortization and changes in working capital positions. Net cash used in continuing operating activities in 2004 was due primarily to net income from continuing operations of $49.7 million combined with depreciation and amortization of $24.2 million, the provision for deferred income taxes of $6.8 million, increases in inventories of $88.1 million, accounts receivable of $27.0 million, other assets of $2.4 million partially offset by increases in accounts payable and accrued expenses of $37.9 million.

The net borrowings of $67.3 million and net proceeds from the issuance of common stock of $9.6 million, along with cash on hand at the beginning of the period were used to fund current operations, the acquisitions of Renown, SCM and Portals of $65.5 million (net of cash acquired), capital expenditures of $24.3 million and pay dividends of $3.7 million.

The Company's revolving credit facility, which expires in June 2007, provides an aggregate borrowing limit of $290.0 million. Additionally, the revolving credit facility contains a $10.0 million expansion feature at the Company's option, subject to approval by the participating financial institutions. Borrowings thereunder are secured with the Company's accounts receivable, inventories and personal property and equipment. At December 31, 2004, the Company had used approximately $157.6 million of the revolving credit facility, and had outstanding letters of credit of $7.7 million, resulting in $134.7 million in availability. At December 31, 2004, the Company had interest rate swap agreements outstanding which effectively converted $20 million of borrowings under its revolving credit agreement to fixed interest rates ranging from 7.2% to 7.7%. Additional borrowings under the revolving credit facility carry interest at LIBOR plus a fixed rate. At December 31, 2004, additional borrowings under the revolving credit facility aggregated $137.6 million. The weighted average interest rate of these borrowings was 4.59% at December 31, 2004.

The Company's revolving credit facility contains various debt covenants. At December 31, 2004, the Company was in compliance with all covenants.

In June 2004, the Company entered into a $75.0 million private placement of debt with The Prudential Insurance Company of America. This senior secured note bears interest at 5.75% annually and has a seven year term. The Company drew down $55.0 million of the note which was outstanding at December 31, 2004, and will draw down the remaining $20.0 million at specified dates and amounts which coincide with the expiration of the interest rate swap agreements currently outstanding under the Company's existing revolving credit facility. The initial $55.0 million borrowing under this note was used to pay down a portion of the existing revolving credit facility.

In January 2004, the underwriters of the Company's December 2003 common stock offering exercised a portion of their over-allotment option, and purchased an additional 321,938 shares of the Company's common stock at $16.50 per share. Net proceeds to the Company from the purchase of these additional shares were approximately $5.0 million and were used to further reduce the Company's outstanding debt.

The Company believes that availability of funds under its credit facility together with cash generated from operations will be sufficient to provide the Company with the liquidity and capital resources necessary to support its principal capital requirements, including operating activities, capital expenditures, dividends and future acquisitions.

Contractual Obligations

The following table summarizes the Company's contractual obligations at December 31, 2004:

                                           Payments Due By Period
                                               (in thousands)
                                               ______________

                                              Less than                                More than
Contractual Obligations             Total       1 Year     1 - 3 Years   3 - 5 Years    5 Years
                                  ________     ________     ________      ________     ________

Revolving credit facility         $157,636     $      -     $157,636       $     -      $     -
Interest on revolving debt          18,088        7,235       10,853             -            -
Long-term debt                     152,403       14,692       48,152        33,659       55,900
Interest on long-term debt          35,771        9,078       15,282         6,532        4,879
Operating lease obligations         43,914        9,147       15,025         9,535       10,207
Pension and other
   post-retirement obligations       6,200          169          361           572        5,098
Employment agreement                   500          500            -             -            -
                                  _________    _________    _________     _________    _________

    Total                         $414,512     $ 40,821     $247,309      $ 50,298     $ 76,084
                                  _________    _________    _________     _________    _________

Interest consists of payments for fixed rate debt and variable rate debt based on the interest rates in effect at December 31, 2004.

Related Party Transactions

In connection with the acquisition of Construction Metals in April 2003, the Company entered into two unsecured subordinated notes payable, each in the amount of $8.75 million (aggregate total of $17.5 million). These notes are payable to the former owners of Construction Metals and are considered related party in nature due to the former owners' current employment relationship with the Company. These notes are payable in three equal annual principal installments of approximately $2.9 million per note, beginning on April 1, 2004, with the final principal payment due on April 1, 2006. These notes require quarterly interest payments at an interest rate of 5.0% per annum. Interest expense related to these notes payable aggregated approximately $658,000 and $660,000 in 2004 and 2003, respectively. At December 31, 2004 and 2003, the current portion of these notes payable aggregated approximately $5.8 million and accrued interest aggregated approximately $147,000 and $221,000, respectively.

The Company has certain operating lease agreements related to operating locations and facilities with the former owners of Construction Metals (related parties) or companies controlled by these parties. Rental expense associated with these related party operating leases aggregated approximately $1,304,000, and $512,000 in 2004 and 2003, respectively.

Recent Accounting Pronouncements

The Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 123 (Revised 2004) (SFAS No.
123R), Share-Based Payment, in December 2004. SFAS No. 123R is a revision of FASB Statement 123, Accounting for Stock-Based Compensation and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. The Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123R requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award. This statement is effective as of the beginning of the first interim or annual reporting period that begins after June 15, 2005 and the Company will adopt the standard in the third quarter of fiscal 2005. The Company has not determined the impact, if any, that this statement will have on its consolidated financial position or results of operations.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary
Assets - An Amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions (SFAS 153). SFAS 153 eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in paragraph 21(b) of APB Opinion No. 29, Accounting for Nonmonetary Transactions, and replaces it with an exception for exchanges that do not have commercial substance. SFAS 153 specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS 153 is effective for non monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005 and is required to be adopted by the Company for such exchanges in the third quarter of fiscal 2005. The Company is currently evaluating the effect that the adoption of SFAS 153 will have on its consolidated results of operations and financial condition but does not expect it to have a material impact.


In November 2004, the FASB issued SFAS No. 151, Inventory Costs, an amendment of ARB No. 43, Chapter 4, (SFAS 151) which clarifies the types of costs that should be expensed rather than capitalized as inventory. This statement also clarifies the circumstances under which fixed overhead costs associated with operating facilities involved in inventory processing should be capitalized. The provisions of SFAS No. 151 are effective for fiscal years beginning after June 15, 2005 and the Company will adopt this standard in the first quarter of fiscal 2006. The Company has not determined the impact, if any, that this statement will have on its consolidated financial position or results of operations.


In May 2004, the FASB released FASB Staff Position No. FAS 106-2 Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (FSP 106-2). The Medicare Prescription Drug Improvement and Modernization Act of 2003 (the "Medicare Act") was enacted December 8, 2003. On January 21, 2005, the Centers for Medicare and Medicaid Services released the final regulations for implementing the Medicare Act. FSP 106-2 provides authoritative guidance on accounting for the federal subsidy specified in the Medicare Act. The Medicare Act provides for a federal subsidy equal to 28% of certain prescription drug claims for sponsors of retiree health care plans with drug benefits that are at least actuarially equivalent to those to be offered under Medicare Part D, beginning in 2006. The Company was unable to conclude whether the benefits provided by the plan are actuarially equivalent to Medicare Part D under the Act, and therefore we have not determined whether we will need to amend our plan, nor what effect the Act will have on our consolidated financial position, results of operations or cash flows.

In December 2003, the FASB issued SFAS 132 (revised 2003), Employer's Disclosures About Pensions and Other Postretirement Benefits. SFAS 132 (revised
2003), revises employers' disclosures about pension plans and other postretirement benefit plans. SFAS 132 (revised 2003), does not change the measurement and recognition of those plans required by SFAS 87, Employers' Accounting for Pensions, SFAS 88, Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits, and SFAS 106, Employers' Accounting for Postretirement Benefits Other Than Pensions. SFAS 132 (revised 2003), retains the original disclosure requirements of SFAS 132 and requires additional expanded annual and interim disclosures to those in the original SFAS 132 about the assets, obligations, cash flows, and net periodic benefit costs of defined benefit pension plans and other defined benefit postretirement benefit plans. The adoption of this Statement is required for financial statements with fiscal years ending after December 15, 2003. Implementation of SFAS 132 (revised 2003) did not have a material impact on the Company's consolidated financial statements. The revised disclosure requirements of this Statement are reflected in Notes 8 and 9 of the consolidated financial statements included in Item 8 herein.

In May 2003, the FASB issued SFAS 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS 150 applies specifically to a number of financial instruments that companies have historically presented within their financial statements either as equity or between the liabilities section and the equity section, rather than as liabilities. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. Implementation of SFAS 150 did not have a material impact on the Company's consolidated financial statements.

In April 2003, the FASB issued SFAS 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. SFAS 149 clarifies the accounting for derivatives, amending the previously issued SFAS 133, Accounting for Derivative Instruments and Hedging Activities. SFAS 149 clarifies under what circumstances a contract with an initial net investment meets the characteristics of a derivative, amends the definition of any underlying contract, and clarifies when a derivative contains a financing components in order to increase the comparability of accounting practices under SFAS 133. SFAS 149 is effective for contracts entered into or modified after June 30, 2003. The adoption of SFAS 149 did not have a material impact on the Company's consolidated financial statements.

In December 2003, the FASB issued FIN 46(R), Consolidation of Variable Interest Entities. This interpretation of Accounting Research Bulletin No. 51, Consolidated Financial Statements, replaced FIN 46 and addresses consolidation of variable interest entities. FIN 46(R) requires certain variable interest entities to be consolidated by the primary beneficiary if the entity does not effectively disperse risks among the parties involved. The provisions of FIN 46(R) effective immediately for those variable interest entities created after January 31, 2003. The provisions are effective for financial statements issued for the first interim or annual period ending after December 15, 2003 for those variable interests held prior to February 1, 2003. The adoption of this Interpretation did not have any effect on the Company's financial position or results of operations.

In December 2002, the FASB issued SFAS 148, Accounting for Stock-Based Compensation - Transition and Disclosure, an Amendment of SFAS No. 123. SFAS 148 amends SFAS 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require more prominent and more frequent disclosures in the financial statements regarding the effects of stock-based compensation. SFAS 148 is effective for financial statements for fiscal years ending after December 15, 2002, including certain amendments to required disclosures related to stock-based compensation included in condensed financial statements for interim periods beginning after December 15, 2002. Adoption of SFAS 148 did not have a material impact on the Company's financial position, results of operations or cash flows. For further discussion of the Company's stock-based compensation arrangements, see Note 1 of the Company's consolidated financial statements included in Item 8 herein.

In November 2002, the FASB issued FASB Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (FIN 45). FIN 45 requires the fair-value measurement and recognition of a liability for the issuance of certain guarantees issued or modified on January 1, 2003 or after. Implementation of the fair-value measurement and recognition provisions of FIN 45 did not have a material impact on the Company's financial position or results of operations.

In June 2002, the FASB issued SFAS 146, Accounting for Exit or Disposal Activities. SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. The provisions of SFAS 146 are effective for exit or disposal activities that were initiated after December 31, 2002 and did not have a material impact on the Company's financial position or results of operations.

Quantitative and Qualitative Disclosures about Market Risk

In the ordinary course of business, the Company is exposed to various market risk factors, including changes in general economic conditions, competition and raw materials pricing and availability. In addition, the Company is exposed to market risk, primarily related to its long-term debt. To manage interest rate risk, the Company uses both fixed and variable interest rate debt. The Company also entered into interest rate swap agreements that converted a portion of its variable rate debt to fixed rate debt. At December 31, 2004, the Company had $20 million of revolving credit borrowings that was fixed rate debt pursuant to these agreements.

The following table summarizes the principal cash flows and related interest rates of the Company's long-term debt at December 31, 2004 by expected maturity dates. The weighted average interest rates are based on the actual rates that existed at December 31, 2004. The variable rate debt consists primarily of the credit facility, of which $157.6 million is outstanding at December 31, 2004. A hypothetical 1% increase or decrease in interest rates would have changed the 2004 interest expense by approximately $1.8 million.

                                                                          (in thousands)
                                                                          ______________

                                                 2005       2006       2007       2008        2009     Thereafter     Total
                                                 ____       ____       ____       ____        ____     __________     _____

  Long-term debt (fixed)                         $14,292   $14,293    $ 33,459    $33,459           -      $55,000  $150,503
  Weighted average interest rate                   6.33%     6.46%       6.64%      5.75%       5.75%        5.75%
  Long-term debt (variable)                        $ 400   $   200    $157,836    $   100      $  100      $   900  $159,536
  Weighted average interest rate                   4.57%     4.58%       4.58%      3.23%       3.23%        3.23%
  Interest rate swaps (notional amounts)         $20,000
  Interest pay rate                                7.46%
  Interest receive rate                            2.41%

The fair value of the Company's debt was $319.0 million at December 31, 2004.

                              Safe Harbor Statement

The Company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (the "Act"). Certain information set forth herein contains forward-looking statements that are based on current expectations, estimates, forecasts and projections about the Company's business, and management's beliefs about future operations, results and financial position. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions. Statements by the Company, other than historical information, constitute "forward looking statements" within the meaning of the Act and may be subject to a number of risk factors. Factors that could affect these statements include, but are not limited to, the following: the impact of changing steel prices on the Company's results of operations; changing demand for the Company's products and services; and changes in interest or tax rates. In addition, such forward-looking statements could also be affected by general industry and market conditions, as well as general economic and political conditions.